UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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AFFYMETRIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFYMETRIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2007

TO OUR STOCKHOLDERS:

The 2007 annual meeting of stockholders of Affymetrix, Inc. will be held on Wednesday, June 13, 2007, beginning at 4:00 p.m., local time, at 3380 Central Expressway, Santa Clara, California 95051, for the following purposes:

1.                To elect nine directors to serve until the next annual meeting of stockholders or until their successors are elected;

2.                To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.                To transact such other business as may properly come before the meeting or any postponement or adjournment.

These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on April 18, 2007, as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

By Order of the Board of Directors,

BARBARA A. CAULFIELD Secretary

Santa Clara, California
April 30, 2007

AFFYMETRIX, INC.
3420 CENTRAL EXPRESSWAY
SANTA CLARA, CALIFORNIA 95051
(408) 731-5000

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. for use at our 2007 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being mailed to stockholders on or about May 1, 2007, together with our 2006 Annual Report to Stockholders and our Form 10-K, to all stockholders of record at the close of business on April 18, 2007.

ABOUT THE MEETING

When and where is the meeting being held?

Our annual meeting of stockholders for 2007 is being held on Wednesday, June 13, 2007, beginning at 4:00 p.m., local time, at 3380 Central Expressway, Santa Clara, California 95051.

What is the purpose of the annual meeting?

At our 2007 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•       the election of directors;

•       the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

•       any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 18, 2007, the record date for the meeting. At the close of business on that date 68,540,845 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How do I vote?

You can vote in person at the meeting or you can vote by proxy by completing and signing the accompanying proxy card and returning it to us. To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. If your shares are held in street name and you wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may revoke it or change your vote at any time before the proxy is exercised by delivering to our Corporate Secretary either a written notice of revocation or a duly executed proxy card bearing a later date or time, or by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares through a bank or brokerage firm you may revoke a previously granted proxy or change previously given voting instructions by contacting the bank or brokerage firm, or by obtaining a legal proxy from the bank or brokerage firm and voting at the meeting.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 68,540,845 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 34,270,423 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you are present in person at the meeting, or have properly submitted a proxy card. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

The election of directors requires a plurality of the votes cast “for” the election of directors. “Plurality” means that the nine nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote except to the extent that the failure to vote for an individual results in another individual receiving a higher number of shares.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for the particular matter, they will have the same effect as negative votes or votes against that matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

“FOR” the election of the nine directors; and

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

When will the voting results be announced?

The voting results will be announced at the meeting and published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007.

Is Affymetrix paying the cost of this proxy solicitation?

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. In addition, we have hired MacKenzie Partners, Inc. to serve as proxy solicitor. We will pay MacKenzie Partners a fee of $5,000, plus reasonable expenses, for these services.

Is the meeting being webcast?

Yes. If you choose to listen to the webcast, go to the Investors section of our website (www.affymetrix.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast on our website until June 13, 2008.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The current members of the Board are the nine nominees set forth in Proposal No. 1 below under the heading “Election of Directors.” Each of the current members has been nominated to stand for re-election at our annual meeting.

Is a majority of the directors independent?

Yes. As required by the listing standards of the National Association of Securities Dealers, or NASD, and our Corporate Governance Guidelines, a majority of the Board is “independent” as defined by the listing standards of the NASD. The Board is required to make an affirmative determination at least annually as to the independence of each director. The Board has determined that eight of its members (Paul Berg, Ph.D., Susan D. Desmond-Hellmann, M.D., M.P.H., John D. Diekman, Ph.D., Vernon R. Loucks, Jr., David B. Singer, Robert H. Trice, Ph.D., Robert P. Wayman and John A. Young) are independent. As required by NASD listing standards and our Corporate Governance Guidelines, the independent directors hold regularly scheduled meetings at which only independent directors are present.

How often did the Board meet in 2006?

The Board held five meetings in 2006. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2006, each of our directors attended at least 75% of the aggregate number of meetings of the Board and each committee on which he or she served.

Does Affymetrix have a policy with respect to attendance of directors at the annual meeting of stockholders?

Under our Corporate Governance Guidelines directors are encouraged to attend our annual meeting of stockholders. Five of our directors serving on the Board at the time attended last year’s annual meeting.

What is the role of the Board’s committees?

The Board currently has three standing committees:  Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. Each of the committees has a written charter approved by the Board. In addition, the Board has established a committee to oversee transactions between Perlegen Sciences, Inc. and Affymetrix. Under our Corporate Governance Guidelines, committee members are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance	Perlegen Oversight
Paul Berg, Ph.D.		✓
Susan D. Desmond-Hellmann, M.D., M.P.H.		✓		✓
John D. Diekman, Ph.D.	✓		✓(Chair)
Vernon R. Loucks, Jr.				✓(Chair)
David B. Singer	✓(Chair)
Robert H. Trice, Ph.D.	✓			✓
Robert P. Wayman	✓
John A. Young		✓(Chair)	✓

Audit Committee.   The function of the Audit Committee, as more fully set forth in its charter, is to assist the Board in fulfilling its responsibility to oversee our financial statements, our financial reporting process and our system of internal control over financial reporting. A copy of the Audit Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Audit Committee consists of four members, Dr. Diekman, Dr. Trice, Mr. Wayman and Mr. Singer, its Chairman. Mr. Wayman was appointed to serve on the Audit Committee effective March 19, 2007. The Board has determined that each of the Audit Committee members is independent within the meaning of the NASD listing standards, applicable SEC regulations and our Corporate Governance Guidelines and has the financial literacy required by the NASD listing standards. The Board has also determined that Mr. Singer is qualified as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the accounting and related financial sophistication required by NASD listing standards. The Audit Committee held ten meetings during 2006. The Audit Committee Report for 2006 is included below.

Compensation Committee.   The Compensation Committee consists of three members, Dr. Berg, Dr. Desmond-Hellmann and Mr. Young, its Chairman. Each of the members of the Compensation Committee is independent within the meaning of the NASD listing standards. The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance and oversee and determine compensation for senior executives, including our Founder, Chairman and Chief Executive Officer. A copy of the Compensation Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. The Compensation Committee held ten meetings during 2006. The Compensation Committee Report for 2006 is included below.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee consists of two members, Mr. Young and Dr. Diekman, its Chairman. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the NASD listing standards. As more fully set forth in its charter, the Nominating and Corporate Governance Committee is responsible for searching for and identifying director nominees and recommending them to the Board for election, recommending directors for appointment to the Board committees, establishing criteria for Board membership, evaluating the Board and its committees at least annually and recommending any proposed changes to the Board. In addition, the Nominating and Corporate Governance Committee is responsible for developing, evaluating the adequacy of and overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board. Copies of the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines are available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. The Nominating and Corporate Governance Committee held three meetings in 2006.

Perlegen Oversight Committee.   Transactions between Perlegen Sciences, Inc. and Affymetrix are overseen by a committee of the Affymetrix Board of Directors, whose members are Dr. Desmond-Hellmann, Dr. Trice and Mr. Loucks, its Chairman. None of these individuals hold positions with or securities of Perlegen. The Perlegen Oversight Committee held two meetings in 2006.

How are nominees for the Board selected?

The Nominating and Corporate Governance Committee makes a periodic assessment of the Board and Board members. In making its assessment and in identifying and evaluating director nominees, the Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations or NASD listing requirements, as well as the current challenges and needs of the Board and Affymetrix. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees, including referrals from current directors, recommendations by stockholders and input from third party executive search firms. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for Board and committee membership which are as follows:

•       personal characteristics:

•        a reputation for the highest personal and professional ethics, integrity and values;

•        an inquiring and independent mind; and

•        practical wisdom and mature judgment;

•       experience at the policy-making level in business, government, education, technology or public interest;

•       expertise that is useful to Affymetrix and complementary to the background and experience of other Board members;

•       willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•       commitment to serve on the Board over a period of several years to develop knowledge about our principal operations;

•       willingness and capacity to represent the best interests of all stockholders and objectively appraise management performance; and

•       absence of involvement in activities or interests that create a conflict with the director’s responsibilities to Affymetrix and its stockholders.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Corporate Secretary, specifying the nominee’s name and qualifications for Board membership and providing confirmation of the nominee’s consent to serve as a director. Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting. Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws.

If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Affymetrix, Inc., Attention: Board of Directors, 3420 Central Expressway, Santa Clara, CA 95051 or by electronic mail to: Affymetrix_BoardOfDirectors@affymetrix.com.

Pursuant to a process approved by the Board, the Corporate Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board a summary of such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or Board committees or otherwise require the Board’s attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Does Affymetrix have a Code of Ethics?

We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Affymetrix. The Code is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer. Additional policies, procedures and guidelines applicable to our employees can be found in our Compliance Manual. The Code of Business Conduct and Ethics is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. Stockholders may also request a copy of the Code of Business Conduct and Ethics by sending an email request to investor@affymetrix.com. Waivers of the Code for executive officers and directors may be granted only by the Board and will promptly be disclosed to our stockholders. Waivers of the Code for other employees may only be granted by our General Counsel. Amendments to the Code must be approved by the Board, and amendments of the Code applicable to the Chief Executive Officer and senior executive officers will also be promptly disclosed to our stockholders.

How are directors compensated?

Cash.   Each non-employee director receives an annual cash retainer fee of $30,000 per year. Non-employee directors who serve on the Compensation Committee, the Nominating and Corporate Governance Committee and the Perlegen Oversight Committee also receive an annual fee of $10,000, with the chairman of each of these committees receiving an additional $3,000. Non-employee directors who serve on the Audit Committee also receive an annual fee of $15,000, with the chairman receiving an additional $5,000. In 2006, Dr. Berg also received $21,940 for his service as Board liaison to the Scientific Advisory Board.

Option.   Each new director who was neither an officer nor an employee receives an option to purchase 20,000 shares upon election to the Board. Each of these options vests at the rate of one-half of the number of shares covered by the option on each of the first two anniversaries of the date of grant so long as the director is serving on the Board on each vesting date. In addition, on the date of the first Board meeting immediately following each annual stockholders meeting, each non-employee director is granted an option to purchase 10,000 shares, which vests in full one year after the date of grant. The exercise price of each of the options is the fair market value of the common stock at the date of such grant. Set forth below in this proxy under “Director Compensation” is a table showing the compensation paid to each of our non-employee directors for 2006.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

Our bylaws provide for a Board consisting of at least six but not more than eleven directors. The term of office of all of our current directors will expire at the 2007 annual meeting. Nine directors are to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below, each of whom is currently a director and each of whom has consented to serve if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Affymetrix is not presently aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

The names of the nominees, and certain information about them as of the record date, are set forth below. The nominees were selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

Name	Age	Principal Occupation	Director Since
Stephen P.A. Fodor, Ph.D.	53	Founder, Chairman and Chief Executive Officer of Affymetrix, Inc.	1993
Paul Berg, Ph.D.	80	Cahill Professor in Cancer Research and Biochemistry, Emeritus, Director, Beckman Center, Emeritus Stanford University Medical School	1993
Susan D. Desmond-Hellmann,
M.D., M.P.H.	49	President, Product Development, Genentech, Inc.	2004
John D. Diekman, Ph.D.	64	Managing Partner, 5AM Ventures	1993
Vernon R. Loucks, Jr.	72	Chairman, The Aethena Group, LLC; Former Chairman and Chief Executive Officer, Baxter International, Inc.	1993
Robert H. Trice, Ph.D.	60	Senior Vice President, Business Development, Lockheed Martin Corporation	2006
David B. Singer	44	Principal, Maverick Capital, Ltd.	1993
Robert P. Wayman	61	Executive Vice President and Chief Financial Officer (Retired), Hewlett-Packard Company	2007
John A. Young	75	President and Chief Executive Officer (Retired), Hewlett-Packard Company	1993

Stephen P.A. Fodor, Ph.D., is our Founder, Chairman and Chief Executive Officer. Dr. Fodor has served as a director since 1993, Chief Executive Officer since 1997 and Chairman since 1999. At various times between 1993 and 1997, Dr. Fodor served as President, Chief Operating Officer and Chief Technology Officer. Dr. Fodor was Vice President and Director of Physical Sciences at the Affymax Research Institute from 1989 to 1993. Dr. Fodor is also a founder and the Chairman of the Board of Perlegen Sciences, Inc. (“Perlegen”), a genomics company formed in September 2000 by the Company and currently partly owned by the Company. Dr. Fodor also serves as director of Sunesis Pharmaceuticals, Inc., and a Trustee of the Carnegie Institution of Washington.

Paul Berg, Ph.D., has served as a director since 1993. Dr. Berg is Cahill Professor of Cancer Research and Biochemistry, Emeritus and Director, Emeritus of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980 and the National Medal of Science in 1983 and is a member of the National Academy of Sciences, the Royal Society, London, and the French Academy of Sciences. Dr. Berg also serves as the Board liaison to our Scientific Advisory Board. Dr. Berg also serves as a director of Gilead Sciences, Inc. and is on the Advisory Board of DNAX Research Institute, a subsidiary of Schering-Plough Corp. Dr. Berg is also a member of the Scientific Advisory Boards of Perlegen and Burrill & Company.

Susan D. Desmond-Hellmann, M.D., M.P.H., has served as a director since 2004. Dr. Desmond-Hellmann is President, Product Development at Genentech, Inc. Dr. Hellmann joined Genentech in 1995 as a clinical scientist, was named Chief Medical Officer in 1996, and became executive vice president, Development and Product Operations, in 1999. Prior to joining Genentech, Dr. Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb’s Pharmaceutical Research Institute.

John D. Diekman, Ph.D., has served as a director since 1993. Dr. Diekman has served as a managing partner of 5AM Ventures, a life sciences investment partnership, since August 2002. From June 1998 until July 2002, Dr. Diekman served as a managing director of Bay City Capital, a life sciences merchant bank. Dr. Diekman served as Chairman of the Company from 1993 to August 1999 and served as Vice Chairman from July 1999 to December 1999. Dr. Diekman served as Chief Executive Officer of the Company from July 1995 to March 1997. Prior to such time, Dr. Diekman served as President and Chief Operating Officer of Affymax N.V. from 1991 to March 1995 and as Chairman of the Board of Affymax from 1994 to July 1995.

Vernon R. Loucks, Jr. has served as a director since 1993. Mr. Loucks has served as Chairman of The Aethena Group, LLC, a private equity firm, since January 2001. From January 2003 to November 2003, Mr. Loucks served as Chief Executive Officer of Segway LLC, a company providing solutions to short-distance travel. Mr. Loucks served as Chief Executive Officer of Baxter International, Inc. from 1980 to December 1998 and Chairman of Baxter from 1980 to December 1999. Mr. Loucks also serves as a director of Anheuser-Busch Companies, Inc., Emerson Electric Co., Pain Therapeutics, Inc. and Edwards Lifesciences Corporation.

David B. Singer has served as a director since 1993. Mr. Singer is a principal of Maverick Capital, Ltd., an investment adviser to private investment funds, since December 2004. From February 2004 to July 2005, Mr. Singer served as Chairman of the Board of Oscient Pharmaceuticals Corporation, a company formed through the merger of GeneSoft Pharmaceuticals, Inc. and Genome Therapeutics Corp. Mr. Singer served as Chairman, Chief Executive Officer and a director of GeneSoft from September 1998 to February 2004. Mr. Singer was President and Chief Executive Officer of the Company from 1993 to June 1995 and served as Vice Chairman of the Company from July 1995 to April 1996. Mr. Singer is a founder of Corcept Therapeutics Inc. and has served as a director of Corcept Therapeutics since August 1998.

Robert H. Trice, Ph.D., has served as a director since February 2006. Dr. Trice has been Senior Vice President for Business Development at Lockheed Martin Corporation since October 1998.

Robert P. Wayman has served as a director since March 2007. Mr. Wayman served as Executive Vice President and Chief Financial Officer of Hewlett-Packard Company (“HP”) from 1984 until his retirement in December of 2006. Mr. Wayman also served as interim Chief Executive Officer of HP from February 2005 through March 2005 and served on the Board of Directors of HP from February 2005 to March 2007 and from 1993 to 2002. Mr. Wayman has also served as a director of Con-way Inc. since 1993 and as a director of Sybase Inc. since 1995.

John A. Young has served as a director since August 1993. Mr. Young retired as President and Chief Executive Officer of Hewlett-Packard Company in October 1992. Mr. Young serves as a director of Ciphergen Biosystems, Inc., Fluidigm Corporation, Nanosys, Inc. and Perlegen, and is a member of the National Academy of Engineering.

There are no family relationships among our directors or executive officers.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. The Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Affymetrix and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Fees Paid to Ernst & Young LLP

During fiscal year 2006 and fiscal year 2005, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	Fiscal Year Ended
	December 31, 2006	December 31, 2005
Audit Fees(1)	$1,598,119	$1,829,994
Audit-Related Fees(2)	$515,477	$871,575
Tax Fees(3)	$159,206	$106,057
All Other Fees(4)	$6,000	$8,405

(1)          Fees for audit services include fees associated with the audits of (i) our consolidated financial statements and (ii) management’s assessment and the effectiveness of our internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. Audit fees also include amounts associated with SEC registration statements and consents.

(2)          Audit-related services consist primarily of accounting consultations on various transactions. In fiscal 2005 audit-related fees also included amounts associated with due diligence and other related services provided in connection with our acquisition of ParAllele BioSciences, Inc. In fiscal 2006, audit-related fees also included amounts associated with the internal review of our historical stock option granting practices. No such fees were incurred during fiscal 2005.

(3)          Tax fees consist primarily of tax consultation services.

(4)          The amount listed as “All Other Fees” consists of fees for products and services other than those services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Affymetrix and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Our Audit Committee charter specifies that the function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to our financial statements and our financial reporting process and our system of internal control over financial reporting. The full text of the Audit Committee charter is available on our website at www.affymetrix.com.

Management has the primary responsibility for our financial statements and our reporting process, including our system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and an opinion on both management’s assessment and on the effectiveness of internal control over financial reporting. The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and report the results of its activities to the Board.

As part of its oversight of our financial reporting process, the Audit Committee reviewed and discussed, both with management and our independent registered public accounting firm, the annual and quarterly financial statements prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including discussions of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and discussed with the registered public accounting firm their independence from the Company. Finally, the Audit Committee has considered and concluded that the provision of audit-related and tax services, which are comprised of tax consultations, preparation of tax returns, and audit-related accounting consultations on various transactions by the independent registered public accounting firm, is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee met ten times during fiscal 2006. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm and with our internal auditors, in each case without the presence of our management. The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of our Audit Committee rely without independent verification on the information provided to them and on the representations made to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that our consolidated financial statements are presented in accordance with generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Respectfully submitted on April 27, 2007 by the members of the Audit Committee of the Board of Directors:

John D. Diekman, Ph.D.
Robert H. Trice, Ph.D.
Robert P. Wayman
David B. Singer, Chairman

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our shares of common stock as of March 31, 2007 by:

•       each person known to us to beneficially own more than five percent of our outstanding shares of common stock;

•       each director and nominee for director;

•       each of the officers named in the Summary Compensation Table below; and

•       all directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Greater than 5%
AXA Financial, Inc.(3)	8,258,471	12.05%
1290 Avenue of the Americas
New York, NY 10104
Barclays Global Investors, NA(4)	3,516,753	5.13%
45 Fremont Street
San Francisco, CA 94105
FMR Corp. (5)	9,888,140	14.43%
82 Devonshire Street
Boston, MA 02109
Legg Mason Capital Management, Inc.(6)	3,668,650	5.35%
100 Light Street
Baltimore, MD 21202
Manning & Napier Advisors, Inc.(7)	3,887,745	5.67%
290 Woodcliff Drive
Fairport, NY 14450
Mazama Capital Management, Inc.(8)	5,089,596	7.43%
One Southwest Columbia Street, Suite 1500
Portland, OR 97258
PrimeCap Management Company(9)	6,134,950	8.95%
225 South Lake Avenue #400
Pasadena, CA 91101
Directors and Executive Officers
Paul Berg, Ph.D.(10)	113,536	*
Barbara A. Caulfield(11)	92,500	*
Susan D. Desmond-Hellmann, M.D., M.P.H.(12)	30,000	*
John D. Diekman, Ph.D.(13)	221,796	*
Stephen P.A. Fodor, Ph.D.(14)	755,520	1.09%
James R. Gibson II(15)	12,675	*
Kevin M. King	—	*
Thane Kreiner, Ph.D.(16)	86,000	*
Vernon R. Loucks, Jr.(17)	51,428	*
Gregory T. Schiffman	—	*
Susan E. Siegel(18)	356,502	*
David B. Singer(19)	46,332	*
Robert H. Trice, Ph.D.(20)	10,000	*
Robert P. Wayman	—	*
John A. Young(21)	132,666	*
All directors and executive officers as a group (15 persons)(22)	1,908,955	2.73%

*                     Represents beneficial ownership of less than one percent of the common stock.

(1)             Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2007 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of other persons. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)             Percentage of beneficial ownership is based on 68,516,119 shares of common stock outstanding as of March 31, 2007.

(3)             AXA Financial, Inc. (“AXF”), a wholly owned subsidiary of AXA, a French holding company, as set forth on Schedule 13G filed with the SEC on February 13, 2007, AXA Investment Managers Paris, an AXA affiliate, has sole voting power with respect to 496 shares  and sole dispositive power with respect to 496 shares. AXA Equitable Life Insurance Company, a subsidiary of AXF, has sole voting power with respect to 103,889 shares and sole dispositive power with respect to 133,396 shares. AllianceBernstein L.P. (“Alliance”), a subsidiary of AXF, has sole voting power with respect to 7,405,539 shares and sole dispositive power with respect to 8,124,579 shares. Alliance’s shares are held by unaffiliated third-party client accounts and managed by Alliance as investment advisor.

(4)             Barclays Global Investors, N.A. (“Barclays”), as set forth on Schedule 13G filed with the SEC on January 23, 2007, has sole voting power with respect to 1,198,062 shares, and sole dispositive power with respect to 1,483,204 shares. Barclays Global Fund Advisors, a Barclays affiliate, has sole voting power with respect to 2,033,549 shares, and sole dispositive power with respect to 2,033,549 shares.

(5)             FMR Corp., as set forth on Schedule 13G filed with the SEC on February 14, 2007, has sole voting power with respect to 372,363 shares and sole dispositive power with respect to 9,888,140 shares.

(6)             Legg Mason Capital Management, Inc., as set forth on Schedule 13G filed with the SEC on February 15, 2007, has shared voting power and shared dispositive power with respect to 3,668,650 shares.

(7)             Manning & Napier Advisors, Inc., as set forth on Schedule 13G filed with the SEC on February 12, 2007, has sole voting power with respect to 3,417,095 shares and sole dispositive power with respect to 470,650 shares.

(8)             Mazama Capital Management, Inc., as set forth on Schedule 13G filed with the SEC on February 8, 2007, has           sole voting power with respect to 2,990,450 shares and sole dispositive power with respect to 5,089,596 shares.

(9)             PrimeCap Management Company, as set forth on Schedule 13G filed with the SEC on April 9, 2007, has sole voting power with respect to 2,978,005 shares and sole dispositive power with respect to 6,738,305 shares.

(10)       Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(11)       Includes 83,500 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(12)       Represents 30,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(13)       Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007, 91,398 shares held by John D. Diekman and Susan P. Diekman, as trustees of a revocable trust dated June 30, 1995, and 400 shares held in Mr. Diekman’s retirement account.

(14)       Includes 681,250 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(15)       Includes 3,175 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(16)       Includes 67,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(17)       Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007 and 8,096 shares held by Mr. Loucks’ wife.

(18)       Includes 339,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(19)       Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(20)       Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(21)       Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(22)       Includes 1,413,925 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, during the year ended December 31, 2006, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements. This information is based solely on review of the copies of such reports furnished to us and written representations that no other reports were required.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2006, the number of options issued under our stock option plans and the number of options available for future issuance under these plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, wrrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	4,665,223	$31.54	1,263,596
Equity compensation plans not approved by security holders(2)	1,800,830	$31.37	151,617
Total	6,466,053	$31.49	1,415,213

(1)          Includes the Amended and Restated 1993 Stock Plan, the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, and the Amended and Restated 2000 Equity Incentive Plan.

(2)          The only non-stockholder-approved plan is the 1998 Stock Incentive Plan, or the 1998 Stock Plan, under which shares remain available for issuance of future awards. The number set forth in column (a) includes options under the 1998 Stock Plan plus options to purchase an aggregate of 100,092 shares outstanding under the Affymetrix/GMS 1998 Stock Plan, the Affymetrix/Neomorphic 1998 Stock Plan and the Affymetrix/ParAllele 2001 Stock Plan, each of which was assumed in connection with acquisitions by Affymetrix and under which no future awards will be issued.

1998 Stock Incentive Plan

In 1998, the Board adopted the non-stockholder-approved Affymetrix 1998 Stock Incentive Plan, or the 1998 Stock Plan. Our directors and officers are not eligible to receive grants under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair market value of the common stock on the date of grant. Vesting terms of options or restricted stock granted under the 1998 Stock Plan from time to time are determined by the Board.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2006, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee.

MANAGEMENT

Our executive officers, and their ages and positions are as follows:

Name	Age	Position
Stephen P.A. Fodor, Ph.D.	53	Founder, Chairman and Chief Executive Officer
Barbara A. Caulfield	59	Executive Vice President and General Counsel
James R. Gibson II	38	Interim Principal Financial Officer, Principal Accounting Officer, Vice President, Accounting, and Corporate Controller
Kevin M. King	50	President, Life Sciences and Executive Vice President

Stephen P.A. Fodor, Ph.D.   See “Election of Directors.”

Barbara A. Caulfield, Esq. joined us in July 2001 as Executive Vice President and General Counsel. From 1994 until June 2001, Ms. Caulfield was a partner at the law firms of Latham & Watkins and Orrick, Herrington & Sutcliffe. Previously, Ms. Caulfield served as United States District Judge for the Northern District of California from 1991 to 1994. As a partner at Orrick, Herrington & Sutcliffe, Ms. Caulfield represented Affymetrix in various legal matters. Orrick, Herrington & Sutcliffe continues to provide legal services to Affymetrix from time to time.

James R. Gibson II joined us in August 2002 as Director of Accounting Operations, and was promoted to Vice President, Accounting and Corporate Controller of the Company in January 2006. In December 2006, Mr. Gibson was appointed Principal Accounting Officer and in January 2007 was appointed to serve as the Interim Principal Financial Officer of the Company until the Company completes it search for a new Chief Financial Officer and Principal Financial Officer.

Kevin M. King joined us in January 2007 as President of Life Sciences Business and Executive Vice President. From February 2005 until June 2006, Mr. King served as President and Chief Executive Office of Thomson Healthcare. From 1997 to 2004, Mr. King held various managerial positions at General Electric—Healthcare, most recently as Vice President and General Manager of Global Clinical Systems from June 2000 to November 2004.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Principles

The primary guiding principles of our Total Rewards program include:

•       Providing a competitive Total Rewards package that attracts, retains and motivates employees

•       Placing weight on pay-for-performance to create a culture of accountability

•       Aligning compensation strategy to support our business objectives

•       Using long-term equity awards to align employee and stockholder interests

•       Offering benefit programs that are competitive within our industry while cost-effective to Affymetrix

The Compensation Committee provides strategic direction for Affymetrix’s Total Rewards program. Decision-making regarding employee compensation at all levels of Affymetrix, including executive officers, is made within the framework of this Total Rewards philosophy. Specifically with respect to executive officers, the Committee hopes to achieve a Total Rewards package for Affymetrix executives that is closely tied to both individual and corporate performance, as well as aligned with the interests of stockholders. In this regard, the Compensation Committee reviews compensation and benefit surveys for biotechnology and high technology companies that compete with the Company in the recruitment of senior personnel. The Compensation Committee has retained the compensation consulting firm of Hewitt Associates on an ongoing basis to evaluate the Company’s compensation practices and to assist in developing and implementing the executive compensation program and philosophy. The Committee also regularly consults with Hewitt Associates to remain informed on market practices, programs and compensation levels. The Compensation Committee also considers the recommendations of members of senior management, including Dr. Fodor, in making compensation decisions for other employees.

Elements of Compensation

Our executive officers’ compensation currently has the following primary components:

•       base salary;

•       annual cash bonuses based on corporate and individual performance; and

•       long-term incentives in the form of stock options and restricted stock awards.

The Company’s total target cash compensation structure (which includes base salary plus annual bonus target) is targeted between the 50th and 60th percentile relative to peer companies. Our “peer companies” for purposes of compensation review include biotechnology and high technology companies that likely compete with us in the recruitment of senior personnel.

In determining compensation for our executive officers, the Compensation Committee also considers individual performance and the resulting success of the Company in the attainment of specific strategic and financial objectives. These objectives include:

•       achieving financial targets

•       increasing revenue growth to meet target

•       ensuring product robustness

•       achieving customer satisfaction

•       meeting both short and long-term demand requirements

•       focusing infrastructure investment

•       aligning organization to priorities

•       effectively competing in the marketplace

In reviewing executives’ overall Total Rewards package, the Compensation Committee considers base salary and bonus opportunity, accumulated equity award gains, the dollar value of benefits and perquisites and the cost to Affymetrix of the Total Rewards package in the aggregate, but generally views the various components of compensation as related but distinct. The Compensation Committee does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries for the Company’s executive officers are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses of comparable size. In order to attract and retain the outstanding levels of employees that we need, base salaries are targeted between the 50th and 60th percentile relative to peer companies. Some variation above and below this level is allowed when, in the judgment of management and/or the Committee, as appropriate, the value of the individual’s experience, performance and specific skill set justifies variation. In this way, competitively superior pay goes to those who earn it. As a result, the greatest retention value has been invested in the strongest performers. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels. Salaries for our executive officers were generally raised less than 7% during 2006 based on individual responsibilities, performance and experience.

Annual Bonus Program

The Company’s bonus program is designed to reward participants based on the Company’s attainment of specified levels of financial and strategic objectives as well as subjective factors related to the individual’s performance. The Company’s financial targets are based on product and product related revenue, operating profit and earnings per share. In 2007, earnings per share will no longer be used as a financial target for the bonus award program because the Company does not believe that it provides a consistent indicator of the Company’s core operating results. Each executive officer has an assigned target bonus level, expressed as a percent of base salary for the fiscal year ranging from 30% to 75% of base salary. The potential payout of bonus compensation is based on a percentage of the executive officer’s target bonus and is dependent on the achievement of corporate financial and strategic goals and individual performance. Our bonus plan targets are between the 50th and 60th percentile relative to peer companies, with above-average payouts when the Company has achieved exceptional performance when measured against its business plans. The Committee retains broad discretion to reduce or refuse to authorize any awards under the bonus program despite attainment of any specific objectives or to grant bonuses based on individual performance even if the Company’s performance targets are not met. The Committee determined that for fiscal 2006, the Company had not met its performance goals and so did not award cash bonuses to any executive officers; however, on April 26, 2007, the Committee approved a bonus program for Ms. Caulfield, our General Counsel, which will result in the payment of a special bonus in the amount of $950,000 if she remains employed with us through December 31, 2007. The Committee approved this bonus program based on Ms. Caulfield’s performance, including her responsibilities with respect to ongoing litigation matters, and as a retention tool after reviewing her current and recent compensation.

Equity Incentives

Overview.   The Company’s equity awards program is intended to align the interests of executives with the interests of stockholders with respect to the long-term performance of the Company by offering potential gains if the Company’s stock price increases. We continue to believe that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. Our equity program is designed to encourage our employees to work with a long-term view of the Company’s performance and to reinforce their long-term affiliation with the Company by imposing vesting schedules over several years of employment.

Types of Equity Awards.   Because of the direct relationship between the value of an option and the market price of our common stock, our historical practice as a growing technology company has been to grant stock options to motivate employees to manage our company in a manner that is consistent with the interests of our company and our stockholders. However, as a result of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees in both good and bad market conditions, the Compensation Committee decided that it is important to utilize other forms of equity awards in some circumstances. In fiscal 2006, we began to reduce the amount of stock option awards and increase the usage of restricted stock awards. The Compensation Committee believes that continuing to issue a portion of the executive team’s equity awards in the form of stock option grants supports a culture of accountability and aligns the interests of executives with the interests of stockholders. In 2006, certain named executive officers were awarded stock options and restricted stock grants in the amounts indicated in the section entitled “Grants of Plan-Based Awards”.

Administration of Equity Award Grants.   We do not have a practice to time option grants in connection with the release of earnings or other information. In 2006, the Compensation Committee implemented changes in its option grant policy to help formalize the process and eliminate potential errors. For example, beginning in 2007, new-hire equity awards to non-executive employees will be granted only on one day each month, subject to prior approval by the Compensation Committee or its authorized designee. In addition, the Company will use the closing stock price of our common stock on the date of grant in order to determine the exercise price for all stock options, rather than the average of the “high” and “low” stock prices on the date of grant. Further, the Compensation Committee now establishes ranges for new hire and promotion grants based on job level, which are reviewed by the Compensation Committee with its compensation consultant at least annually. The Company and the Compensation Committee have implemented these changes to help mitigate the risk of errors by simplifying the critical steps necessary to properly authorize, support and document the issuance of equity awards and to provide greater ease of day-to-day administration for the Compensation Committee and management.

Grants During 2006.   Guidelines for executive equity award grants are based on each individual executive’s position, responsibilities, performance and contribution to the achievement of the Company’s long-term goals and competitive equity award data from biotechnology and high technology companies. We believe that the annual aggregate value of these awards measured by initial Black-Scholes value should be set near competitive median levels for comparable companies. In May 2006, the Compensation Committee approved equity awards for our named executive officers and other employees for fiscal 2006 at its regularly scheduled second quarter meeting. In addition, certain of our executive officers received grants as a result of promotions or particular retention needs.

Perquisites and Other Personal Benefits

To remain competitive in the market for a high caliber management team, the Company provides some of its executive officers with a limited amount of fringe benefits. The Compensation Committee periodically reviews the benefits made available to the Company’s executive officers to ensure that they are in line with market practice and reasonable under the circumstances. In 2004, the Compensation Committee approved the use of a private jet service for business and personal travel by Dr. Fodor at an annual cost not to exceed $150,000. The Compensation Committee continues to believe this benefit is appropriate given the time commitments expected from the chief executive officer and the cap on the financial cost to the Company, but periodically reviews this and the other benefits provided to our executives. The Compensation Committee has also approved the use of a car service for our General Counsel for use in connection with her daily commute to and from the Company’s headquarters, at an annual cost (prior to an applicable tax gross-up) not to exceed $50,000. In the second half of 2006, our General Counsel decided not to utilize the car service but may do so in the future if she so chooses.

Deferred Compensation and Other Plans

We have a deferred compensation plan that allows certain of our employees, including executive officers, to defer the receipt of cash compensation. This is not a funded plan, and we do not make matching contributions to the deferred compensation plan.

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, and accidental death and dismemberment insurance and our 401(k) plan (with matching contributions from the Company), in each case on the same basis as other employees, subject to applicable law. Executive officers are also eligible to participate in our long-term disability plan on the same basis as other employees except that the long term disability benefit for executive officers is 66 2/3 % of their monthly salary whereas the benefit for all other employees is 60% of their monthly salary.

Change in Control and Severance Arrangements

The Company has a change in control and severance plan that provides for the treatment of outstanding options and the receipt of severance benefits for employees (including all of our named executive officers) who are terminated, or whose jobs are adversely affected, as a result of a change in control. The purpose of this policy is to mitigate some of the risk that exists for executives working in a company of our size while there remains significant acquisition activity in the biotechnology industry. We believe the policy helps attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent this policy. In the event there was a potential change in control, we believe that severance packages resulting from terminations related to change in control transactions would provide an incentive for these executives and other employees to continue to help successfully execute such a transaction from its early stages until closing while providing reasonable protection to our employees against a significant downsizing or restructuring that could result from an acquisition. Our Board of Directors may amend or terminate this plan at any time prior to a change in control, and the Compensation Committee periodically evaluates the benefits provided by this plan.

The Company has experienced turnover at the executive level during the last year. As a result, the Compensation Committee and the Company have worked to retain the knowledge and experience of some of our former executive officers even after they move away from executive positions. For these reasons, we entered into a transition agreement with Ms. Siegel to continue to provide part-time services as president emeritus to the Company for a transition period and with Dr. Kreiner to move to a different, and critically important, role with the Company. In making these decisions, the Compensation Committee weighs the value to the Company of retaining services and the contributions by the individual compared to the cost to the Company.

Accounting and Tax Considerations

Since January 1, 2006, we have accounted for employee stock-based compensation in accordance with SFAS 123R. Under the provisions of SFAS 123R, we estimate the fair value of our employee stock awards at the date of grant using the Black-Scholes option-pricing model, which requires the use of certain subjective assumptions. The most significant of these assumptions are our estimates of the expected term, volatility and forfeiture rates of the awards. The expected stock price volatility assumption was determined using a combination of historical and implied volatility of our common stock. We determined that blended volatility is more reflective of market conditions and a better indicator of expected volatility than historical volatility. The estimate of these key assumptions is based on historical information and judgment regarding market factors and trends. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods.

The Company’s policy generally is to utilize available tax deductions whenever appropriate, and the Compensation Committee, when determining executive compensation programs, considers all relevant factors, including the tax deductions that may result from such compensation. The Board of Directors believes that the best interests of the Company and its stockholders are served by executive compensation programs that encourage and promote the Company’s principal compensation objective, enhancement of stockholder value, and permit us to exercise discretion in the design and implementation of compensation packages. Accordingly, the Company may from time to time pay compensation to its executive officers that may not be fully deductible. Stock options granted under our stock plans generally are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of non-performance-based compensation paid to certain covered employees that exceeds $1 million in any year, but the restricted stock awards we have granted to date are not eligible for this deduction. We will continue to review the Company’s executive compensation plans periodically to determine what changes, if any, should be made as the result of the limitation on deductibility.

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our named executive officers for services rendered to the Company and its subsidiaries during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)		Total ($)
Stephen P.A. Fodor	2006	606,154	—	37,505	291,184	—	—	26,289	(2)	961,132
Founder, Chairman and
Chief Executive Officer
Barbara A. Caulfield	2006	387,596	—	28,128	121,499	—	—	76,715	(3)	613,938
Executive Vice President
and General Counsel
James R. Gibson II (4)	2006	193,493	—	6,251	29,181	—	—	628		229,553
Interim Principal Financial
Officer, Principal
Accounting Officer, Vice
President and Corporate
Controller
Thane Kreiner, Ph.D.	2006	317,885	—	65,157	134,817	—	—	12,006		529,865
Senior Vice President,
Marketing and Sales
Gregory T. Schiffman (5)	2006	398,439	—	96,484	161,325	—	—	18,895	(6)	675,143
Former Executive Vice
President and Chief
Financial Officer
Susan E. Siegel (7)	2006	463,558	—	—	202,390	—	—	12,006		677,954
President Emeritus

*                     The reported dollar value of stock awards and option awards is equal to the compensation expense recognized in our 2006 financial statements under FAS123R with respect to restricted stock awards and stock options, respectively, made to the named executive officers during 2006 and prior years. See Note 16—Stockholders’ Equity of our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of our equity awards. The calculation for the expense recognized for stock options includes such factors as the number of shares, stock price on the grant date, expected term of the award and other factors, and so stock options that currently have exercise prices above our stock price are still considered to have a value for this purpose. The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions. For a description of restricted stock and option awards made during fiscal 2006, exercised and vesting during 2006, and outstanding at the end of fiscal 2006, see the tables set forth below.

(1)             Includes discretionary matching contributions made under our tax qualified employee savings and retirement plan commonly known as a 401(k) plan and premiums paid by us on term life insurance policies for the benefit of the named executive officers.

(2)             Includes $10,713 in aggregate incremental costs to Affymetrix associated with the personal jet service for Dr. Fodor. This cost is measured by the payments actually made by the Company to the third-party provider of the jet services and may be different than the amount attributed to Dr. Fodor as income for tax purposes.

(3)             Includes $41,239 in aggregate incremental costs to Affymetrix for the car service for Ms. Caulfield’s daily commute to and from the Company’s headquarters. Also includes a tax reimbursement payment in the amount of $19,810 for taxes owed by Ms. Caulfield as a result of income imputed to her for use of the car service.

(4)             On December 12, 2006, Mr. Gibson was appointed as our Principal Accounting Officer and on January 30, 2007, he was appointed to serve as our Interim Principal Financial Officer.

(5)             Effective as of December 12, 2006, Mr. Schiffman resigned as our Executive Vice President and Chief Financial Officer.

(6)             Includes reimbursement of relocation expenses in the amount of $6,889.

(7)             Effective as of March 22, 2007, Ms. Siegel resigned as our President Emeritus.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding stock options, restricted stock awards and incentive plan awards granted to our named executive officers during fiscal 2006.

								All Other	All Other
								Stock	Option			Grant
								Awards:	Awards:	Exercise		Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	of Base	Closing	Value of
		Under Non-Equity			Under Equity			Shares of	Securities	Price of	Price of	Stock and
		Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	Stock on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (1)	(#) (1)	($/sh) (2)	Date	($) (3)
Stephen P.A. Fodor	05/26/06								65,000	27.8150	27.99	726,765
	05/26/06							12,000				333,780
Barbara A. Caulfield	05/26/06								30,000	27.8150	27.99	335,430
	05/26/06							9,000				250,335
James R. Gibson II	05/26/06								10,000	27.8150	27.99	111,810
	05/26/06							2,000				55,630
Thane Kreiner, Ph.D.	05/26/06								30,000	27.8150	27.99	335,430
	05/26/06							19,000				528,485
Gregory T. Schiffman (4)	05/26/06								30,000	27.8150	27.99	335,430
	05/26/06							9,000				250,335
	08/04/06							30,000				601,800
Susan E. Siegel (5)	N/A

(1)             Each of the stock and option awards reported in this table vest in equal annual installments over four years from the grant date, except that (i) Dr. Kreiner’s restricted stock award on May 26, 2006 vests with 12,250 shares on the first anniversary of the grant date and the remaining shares vest in installments of 2,250 shares on each second, third and fourth anniversary of the grant date, and (ii) Mr. Schiffman’s restricted stock award on August 4, 2006 (which expired unvested on his termination of employment) would have vested in installments of 6,000 shares on each six-month anniversary of the grant date over three years, except that each of the last two vesting installments would be of 3,000 shares. All of the stock options have seven-year terms.

(2)             The exercise price of the stock option awards is equal to the average of the high and the low trading price of a share of common stock reported on the Nasdaq Global Market on the grant date, in accordance with the Compensation Committee’s practice over the last several years for determining the “fair market value” of the stock. Starting in fiscal 2007, the exercise price will be the closing price on the grant date.

(3)             This column represents the full grant date fair valuation of each equity award computed under SFAS 123R. See Note 16—Stockholders’ Equity of our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of our equity awards.

(4)             Effective as of December 12, 2006, Mr. Schiffman resigned as our Executive Vice President and Chief Financial Officer.

(5)             Effective as of March 22, 2007, Ms. Siegel resigned as our President Emeritus.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information regarding outstanding stock options and restricted stock awards as of December 29, 2006 for the named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#) (1)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)		Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen P.A. Fodor, Ph.D.	89,441	—	—	14.5625	03/10/2007	*
	300,000	—		24.4375	06/30/2009	*
	300,000	—		47.8516	10/01/2010	*
	65,000	35,000		32.9850	11/15/2011	**
	—	65,000		27.8150	05/26/2013	**
							12,000	276,720
Barbara A. Caulfield	90,000	—		19.3350	07/23/2011	*
	26,000	14,000		32.9850	11/15/2011	**
	—	30,000		27.8150	05/26/2013	**
							9,000	207,540
James R. Gibson II	675	1,575		30.4450	11/04/2011	**
	—	10,000		27.8150	05/26/2013	**
							2,000	46,120
Thane Kreiner, Ph.D	20,000	—		47.8516	10/02/2010	*
	20,000	—		25.5150	12/12/2012	*
	19,500	10,500		30.4450	11/04/2011	**
	—	30,000		27.8150	05/26/2013	**
							19,000	438,140
Gregory T. Schiffman(5)	19,638	—		34.9375	(6)
	40,000	—		25.5150	(6)
	26,000	—		32.9850	(6)
Susan E. Siegel(7)	100,000	—		24.4375	06/30/2009	*
	200,000	—		47.8516	10/01/2010	*
	127,000	—		20.8550	06/12/2012	*
	39,000	21,000		32.9850	11/15/2011	**

(1)             All options reported in this column vest at a rate of 25% per year over four years.

(2)             The expiration date of each option occurs either in (i) ten years from the date of grant which is denoted with an asterisk (*) or (ii) seven years from the date of grant which is denoted with a double asterisk (**).

(3)             All stock awards reported in this column vest in equal annual installments over four years from the grant date of May 26, 2006, except that Dr. Kreiner’s restricted stock award in the amount of 19,000 shares vests with 12,250 shares on the first anniversary of the grant date of May 26, 2006 and the remaining shares vest in installments of 2,250 shares on each second, third and fourth anniversary of the grant date of May 26, 2006.

(4)             Assumes a stock price of $23.06 a share, which was the closing market price of the Company’s stock on December 29, 2006 (the last trading day of fiscal 2006).

(5)             Effective as of December 12, 2006, Mr. Schiffman resigned as our Executive Vice President and Chief Financial Officer.

(6)             Mr. Schiffman’s unexercised options expired on March 15, 2007 pursuant to the terms of his grant following termination of his employment.

(7)             Effective as of March 22, 2007, Ms. Siegel resigned as our President Emeritus.

OPTIONS EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2006 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen P.A. Fodor, Ph.D.	44,721	465,025	—	—
Barbara A. Caulfield	15,000	207,135	—	—
James R. Gibson II	17,250	153,077	—	—
Thane Kreiner, Ph.D.	—	—	—	—
Gregory T. Schiffman(2)	10,000	119,611	—	—
Susan E. Siegel(3)	5,000	132,885	—	—

(1)          The amount in this column reflects the fair market price of the Company’s common stock on the date of exercise minus the exercise price of the applicable stock options.

(2)          Effective as of December 12, 2006, Mr. Schiffman resigned as our Executive Vice President and Chief Financial Officer.

(3)          Effective as of March 22, 2007, Ms. Siegel resigned as our President Emeritus.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in last FY($)(1)	Registrant Contributions in last FY($)	Aggregate Earnings in last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at last FYE($)
Stephen P.A. Fodor, Ph.D.	—	—	467	—	10,581
Barbara A. Caulfield	—	—	5,921	—	52,949

(1)          Under the deferred compensation plan, certain highly compensated individuals are permitted to defer all or a portion of their base salary and/or bonus, specifying a date (or termination of employment) at which the individual will receive the payment, plus any earnings made on deferred payments. The deferred compensation plan has been designed to not incur any additional tax or interest under Section 409A of the Internal Revenue Code. All amounts are also payable in the event of the death of the participant.

(2)          The individual deferring compensation has an account under the plan which may accrue earnings based on the performance of a variety of mutual funds the individual chooses. The Company does not guaranty any rate of return on the compensation deferred and does not make any contribution on behalf of the individual other than the amounts it would otherwise have paid in current salary and/or bonus.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

Change in Control Severance.   The Company has a change in control severance plan, which may be amended or terminated by the Board at any time prior to a change in control. The policy applies to all employees and directors, but our named executive officers receive greater benefits.

Upon a qualifying termination (as described below) in connection with, or within 12 months following, a change in control, a named executive officer will receive:

•       full vesting of all stock options;

•       18 months of salary;

•       18 months of continued health benefits; and

•       6 months of outplacement services.

A “qualifying termination” means an involuntary termination without cause, or resignation because of a material reduction in base salary, bonus opportunity or job title from that in effect immediately prior to a change in control.

The following table shows the severance benefits that would be received by each named executive officer upon a qualifying termination following a change in control, assuming the individual was terminated on December 31, 2006 based on such individual’s base salary for fiscal 2006 as set forth in the Summary Compensation Table above:

Name	Cash Severance ($)	Accelerated Option Value ($) (1)	Other Benefits Value ($) (2)
Stephen P.A. Fodor, Ph.D.	909,231	760,024	35,042
Barbara A. Caulfield	581,394	—	35,042
James R. Gibson II	290,240	—	28,348
Thane Kreiner, Ph.D.	476,828	—	22,215
Gregory T. Schiffman (3)	N/A	N/A	N/A
Susan E. Siegel (4)	695,337	—	35,042

(1)          The value of accelerated vesting of the options is based solely on the excess, if any, of $23.06 per share, the closing market price on December 29, 2006, over the exercise price of the unvested portion (as of December 31, 2006) of the individual’s stock options. Because a significant number of our stock options have exercise prices higher than our current stock price, if our stock value was higher at the time of any actual termination of employment, additional stock options could have value.

(2)          Represents the estimated value of health, dental and vision insurance coverage and outplacement services.

(3)          Effective as of December 12, 2006, Mr. Schiffman resigned as our Executive Vice President and Chief Financial Officer.

(4)          Effective as of March 22, 2007, Ms. Siegel resigned as our President Emeritus.

Other Termination Payments.   In connection with our transition arrangement with Ms. Siegel, we asked that she remain employed with us as President Emeritus even though she was no longer serving as President. If her service as President Emeritus ends before November 2007, she will receive the difference between $675,000 and any salary she has earned between May 2006 and the date of termination. If her employment had terminated on December 31, 2006, she would have received approximately $375,996 in severance pay along with 10 months of health benefits and accelerated vesting of 21,000 options with an exercise price of $32.985 per share (which were out-of-the-money at December 31, 2006). In addition, in May 2006, we entered into an agreement with Dr. Kreiner to serve as our Senior Vice President of Marketing and Sales, but if we terminate his employment before October 20, 2007, we will pay him his salary and health benefits, and the vesting of his equity awards will accelerate as if he were employed by us through October 20, 2007. If we had terminated his employment on December 31, 2006, he would have received approximately $268,459 in severance pay along with 10 months of health benefits and accelerated vesting of 7,500 options, which were out-of-the-money at December 31, 2006, and 12,250 shares of Company stock. Copies of Ms. Siegel’s and Mr. Kreiner’s Agreements with the Company have been filed with the Company’s public filings.

DIRECTOR COMPENSATION

The following table sets forth payments made to the non-employee directors in the fiscal year 2006.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Paul Berg, Ph.D.	60,000	—	105,206	—	—	21,940	(3)	187,146
Susan D. Desmond-Hellmann, M.D.	65,000	—	163,551	—	—	—		228,551
John D. Diekman, Ph.D.	87,000	—	105,206	—	—	—		192,206
Vernon R. Loucks, Jr.	80,500	—	105,206	—	—	1,326	(4)	187,032
David B. Singer	75,000	—	105,206	—	—	—		180,206
Robert H. Trice, Ph.D.	66,250	—	124,927	—	—	3,268	(4)	194,445
John A. Young	79,500	—	105,206	—	—	—		184,706

(1)          This column represents the cash compensation received in 2006 for Board and committee service.

(2)          The reported dollar value of option awards is equal to the compensation expense recognized in our 2006 financial statements under FAS123 with respect to stock options made to the directors during 2006 and prior years. See Note 2—Stock-Based Compensation of our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of our equity awards. The calculation for the expense recognized for stock options includes such factors as the number of shares, stock price on the grant date, expected term of the award and other factors, and so stock options that currently have exercise prices above our stock price are still considered to have a value for this purpose. The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions.

(3)          This amount represents payment to Dr. Berg in 2006 for his service as Board liaison to the Company’s Scientific Advisory Board.

(4)          This amount represents reimbursement of travel expenses.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:	John A. Young, Chairman
Paul Berg, Ph.D.
Susan D. Desmond-Hellmann, M.D., M.P.H.
Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN TRANSACTIONS

In accordance with NASD listing standards, the Board conducts an appropriate review of all related party transactions required to be disclosed in this proxy statement for potential conflicts of interest situations on an ongoing basis and, all such transactions are approved by the Nominating and Corporate Governance Committee.

Extension of Credit

In July 2001, we made an extension of credit to Ms. Caulfield, our Executive Vice President and General Counsel, of up to $1.2 million in connection with her joining the Company. After this extension of credit was made, federal legislation was enacted prohibiting such extension of credit to executive officers and, accordingly, no future extensions of credit will be made by the Company to our executive officers, although the Company continues to honor its contractual obligations under the pre-existing extension of credit. In January 2004, Ms. Caulfield drew down the amount of $1.2 million under this extension of credit. Repayment is due on the earlier of January 2008 or the date Ms. Caulfield leaves the Company. Interest accrues at the IRS imputed rate of 3.5%.

Director and Executive Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Perlegen Sciences, Inc.

Perlegen Sciences, Inc. is engaged in the business of scanning human genomes in an effort to identify variations and patterns within the human genome to discover genetic characteristics associated with disease, identify responsiveness to drug therapy and create targeted medicines. We formed Perlegen in 2000 as a wholly-owned subsidiary and spun it off in March 2001 in a private equity financing which raised approximately $101 million. Following several subsequent rounds of private equity financings by Perlegen and our sale of a portion of our Perlegen shares to third parties for cash, our ownership interest, including that of our affiliates, was approximately 22% as of December 31, 2006. We also have certain commercial and licensing arrangements with Perlegen which are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Dr.   Fodor, our chairman and CEO, also serves as chairman of Perlegen, and he holds shares representing approximately 0.84% of Perlegen’s stock. We have the right to name two representatives to the Perlegen board of directors, and these positions are currently occupied by Dr. Fodor and Mr. Young, both members of our board of directors. Dr. Berg, who is another of our directors, is a member of Perlegen’s scientific advisory board. Dr. Maxine F. Singer, who is the mother of Affymetrix director David B. Singer, is a member of Perlegen’s board of directors. Mr. Young, Dr. Berg and Dr. Maxine F. Singer receive customary fees and hold options to purchase Perlegen stock as a result of their positions with Perlegen. Dr. Diekman and Dr. Berg, both members of our board of directors, each serve as trustees of separate trusts that invested an aggregate of approximately $577,000 in the private rounds of Perlegen financings in 2001, 2003 and 2005. Transactions between Perlegen and Affymetrix are overseen by a committee of the Affymetrix board of directors, whose members are Mr. Loucks, Dr. Desmond-Hellmann and Dr. Trice. None of these individuals hold positions with or securities of Perlegen.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders which are intended to be included in our proxy statement for our 2008 annual meeting must be received by us no later than January 1, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2008 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at the our principal executive offices not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2008 annual meeting no later than March 30, 2008. If the notice is received after March 30, 2008, it will be considered untimely and we will not be required to present it at the 2008 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

BARBARA A. CAULFIELD Secretary

April 30, 2007

AFFYMETRIX, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

JUNE 13, 2007

The undersigned stockholder of Affymetrix, Inc., revoking all prior proxies, hereby appoints Barbara A. Caulfield, Stephen P. A. Fodor and Kevin M. King and each of them, with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock held of record by the undersigned on April 18, 2007, at the Annual Meeting of Stockholders of the Company to be held on June 13, 2007 beginning at 4:00 p.m., local time, at 3380 Central Expressway, Santa Clara, California and any adjournments or postponements.

CHECK HERE FOR ADDRESS CHANGE ☐

NEW ADDRESS:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

☒	Please mark votes as in this example
		VOTE FOR ALL NOMINEES (EXCEPT AS DIRECTED TO THE CONTRARY)	VOTE WITHHELD FROM ALL NOMINEES
Proposal 1:	To elect as directors, to hold office until the next annual meeting of stockholders and until their successors are elected, the nine nominees listed to the right.	☐	☐	Nominees:	Stephen P.A. Fodor, Ph.D. Paul Berg, Ph.D. Susan D. Desmond-Hellmann, M.D., M.P.H. John D. Diekman, Ph.D. Vernon R. Loucks, Jr. David B. Singer Robert H. Trice,Ph.D. Robert P. Wayman John A. Young
INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee’s name below

Proposal 2:	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED.  IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.  THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING.

		Date	, 2007	Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.
Signature (title, if any)	Signature, if held jointly

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title.  If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.